                                                                    EXHIBIT 99.1

                       (AMERICA SERVICE GROUP INC. LOGO)

                                  NEWS RELEASE

CONTACT:   MICHAEL CATALANO                         MICHAEL W. TAYLOR
           CHAIRMAN, PRESIDENT AND                  SENIOR VICE PRESIDENT AND
             CHIEF EXECUTIVE OFFICER                  CHIEF FINANCIAL OFFICER
           (615) 373-3100                           (615) 373-3100


                     AMERICA SERVICE GROUP PREVIEWS EXPECTED
                    FOURTH QUARTER AND FULL-YEAR 2004 RESULTS
                    -----------------------------------------
                COMPANY PROVIDES INITIAL FULL-YEAR 2005 GUIDANCE

BRENTWOOD, Tennessee (February 7, 2005) - America Service Group Inc. (NASDAQ:ASGR) announced today a preview of its expected fourth quarter and full-year 2004 results. The audit of the Company's 2004 results is ongoing and on schedule. The Company plans to announce complete results after market close on February 28, 2005. The Company also announced today its initial guidance for expected 2005 full-year results.


EXPECTED FOURTH QUARTER AND FULL-YEAR 2004 RESULTS

The Company expects fourth quarter net income, benefiting from a lower than expected effective tax rate of 23%, due to an increase in the Company's deferred tax assets resulting from higher than previously estimated net operating loss carryforwards, to be approximately $4.8 million, or $0.43 per diluted share. For the 2004 year, the Company expects net income to be approximately $9.0 million, or $0.82 per diluted share. Included in net income for the 2004 year is a pre-tax charge of $5.2 million for final settlement of a Florida legal matter in the first quarter, pre-tax charges totaling $12.8 million in the Company's loss contract reserve in the second and third quarters and an income tax benefit of $5.3 million in the second quarter related to the reversal of substantially all of a previously recorded valuation allowance. The Company expects Total Revenues from continuing and discontinued operations to be $170.4 million in the fourth quarter and $690.9 million for the 2004 year. A reconciliation of expected Total Revenues to expected Healthcare Revenues from continuing contracts is included in a table in this release. The Company expects depreciation, amortization and interest expenses to be approximately $1.2 million in the fourth quarter and $5.6 million for the 2004 year. This is $400,000 less than previous expectations, due to lower interest and depreciation expenses.

The Company has significantly reduced the volatility of its contract portfolio over the last several years by a process of shifting its preferred contract structure from a full-risk model to a shared-risk model. Shared-risk contracting models provide aggregate limits, or "caps," to the Company's exposure to hospitalization and other off-site medical expenses and benefit taxpayers by eliminating any risk premium or margin that would otherwise be associated with the probability of such costs exceeding mutually


                                     -MORE-


     105 Westpark Drive - Suite 200 - Brentwood, TN 37027 - 615-373-3100 -
                                Fax 615-376-9862

ASGR Previews Expected Fourth Quarter and Full-Year 2004 Results
Page 2
February 7, 2005


agreed upon thresholds and allowing taxpayers to share in any savings if such costs are less than those agreed upon.

This ongoing process of adjusting the Company's contract portfolio has resulted in 88% of the Company's healthcare contracts and all pharmacy contracts as of December 31, 2004, representing 74% of Total Revenues in the fourth quarter, having structures that limit the Company's exposure to increases in hospitalization and other off-site medical expenses. However, during the fourth quarter, hospitalization and other off-site medical expenses were $1.3 million, or 36% higher than expected in four of the 11 healthcare contracts where the Company was at risk for these costs, resulting in the Company's expected pre-tax 2004 results trailing its previous expectations by approximately $344,000. Approximately 26% of the Company's fourth quarter Total Revenues were earned in healthcare contract structures where the Company is fully at risk for increases in hospitalization and other off-site medical expenses. However, less than 1% of the fourth quarter Total Revenues were in healthcare contracts that have longer than one year remaining and do not have termination provisions.

Cash on hand decreased $6.8 million to approximately $7.2 million at December 31, 2004, as compared with $14.0 million at September 30, 2004. The reduction in cash on hand in the fourth quarter was primarily the result of a $12.8 million increase in accounts receivable to $92.5 million at December 31, 2004. The increase in accounts receivable in the fourth quarter was due to a combination of certain client receivables becoming past due (which the Company believes are collectible, net of established reserves) and an increase in aggregate cap receivables not yet billable to clients based on stated contract terms (which represent revenues earned under shared-risk contracts that reimburse the Company for expenses above mutually agreed upon thresholds). Days sales outstanding in accounts receivable increased to approximately 50 days at December 31, 2004, as compared with 41 days at September 30, 2004. The Company had no debt outstanding as of December 31, 2004.

2005 GUIDANCE

Consistent with past practice, the Company's guidance for full-year 2005 results reflects only those contracts currently in operation and does not consider any potential new business. The Company's guidance assumes that the two contracts covered under the Company's loss contract reserve are not renewed subsequent to June 30, 2005. Additionally, the Company's guidance does not include any potential impact of the expensing of stock options due to take effect under Statement of Financial Accounting Standards No. 123 (revised 2004). In recognition of the increased levels of hospitalization and other off-site medical expenses incurred during 2004 and the resulting volatility in the contracts where the Company is still at risk for these costs, the Company currently expects 2005 earnings to be in a range of $1.42 to $1.53 per share on a diluted basis. The Company expects diluted shares outstanding to be approximately 11.25 million. Total Revenues from continuing and discontinued operations are expected to be in a range of $660 million to $700 million in 2005, dependent upon the level of aggregate cap revenues realized during the year. Pre-tax income from continuing and discontinued operations is expected to be in a range of $26.6 million to $28.6 million in 2005. The Company expects its effective tax rate to be approximately 40% for 2005. Depreciation, amortization and interest expense is expected to be approximately $5.4 million in 2005. The Company expects an increase in cash on hand to approximately $30 million by December 31, 2005, assuming days sales outstanding in accounts receivable are reduced to more normal levels of approximately 40 days, as compared with 50 days at December 31, 2004.


                                     -MORE-

ASGR Previews Expected Fourth Quarter and Full-Year 2004 Results
Page 3
February 7, 2005


America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The most directly comparable GAAP measures for the guidance provided by the Company are: Healthcare Revenue; Income from Continuing Operations Before Tax; Depreciation and Amortization; and Interest, each of which will only include results from continuing contracts. Because it is not possible to reliably forecast discontinued operations, reconciliation of the Company's guidance to the most directly comparable GAAP measure is not accessible on a forward-looking basis.

This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company's beliefs and expectations of future performance or the effects of any stock split and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; the outcome of pending litigation; the Company's dependence on key personnel; and the fact that the audit of the Company's 2004 results is ongoing and the results of that audit may differ from the information contained herein. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.


                                     -MORE-

ASGR Previews Expected Fourth Quarter and Full-Year 2004 Results
Page 4
February 7, 2005


                           AMERICA SERVICE GROUP INC.
               DISCUSSION AND RECONCILIATION OF NON-GAAP MEASURES
                                 (In thousands)

This release contains certain financial information not derived in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company's definition of such information and reconciliation to the most comparable GAAP measure is included below.

                                 TOTAL REVENUES

The Company defines Total Revenues as healthcare revenues plus revenues from expired service contracts classified as discontinued operations. The Company believes that Total Revenues is a useful measurement when comparing the Company's performance between periods. This measure is utilized by analysts who produce research on the Company. As a result of the application of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144, "healthcare revenues," on the Company's consolidated income statement for any period presented will only include revenues from continuing contracts.

                RECONCILIATION OF EXPECTED HEALTHCARE REVENUES TO
                             EXPECTED TOTAL REVENUES


                                                     THREE MONTHS         YEAR
                                                         ENDED           ENDED
                                                     DEC. 31, 2004    DEC. 31, 2004
                                                     -------------    -------------
Healthcare revenues                                     $168,681         $665,113
Healthcare revenues included in income
   from discontinued operations                            1,690           25,789
                                                        --------         --------
Total Revenues                                          $170,371         $690,902
                                                        ========         ========


                                      -END-